Exhibit (A)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

CYTODYN INC.

MAY 14, 2019

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON JUNE 12, 2019 UNLESS THIS OFFER PERIOD IS EXTENDED.

CytoDyn Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “CytoDyn” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 141,983,145 shares of common stock (the “Exercise Offer”), including:

i.	outstanding warrants to purchase 9,960,000 shares of common stock with an exercise price of $0.30 per share and expiration dates ranging between December 2023 and February 2024 (the “$0.30 Warrants”);

ii.	outstanding warrants to purchase 16,049,940 shares of common stock with an exercise price of $0.50 per share and expiration dates ranging between December 2019 and April 2024 (the “$0.50 Warrants”);

iii.	an outstanding warrant to purchase 500,000 shares of common stock with an exercise price of $0.51 per share and an expiration date in February 2029 (the “$0.51 Warrant”);

iv.	outstanding warrants to purchase 300,000 shares of common stock with an exercise price of $0.565 per share and expiration dates ranging between November 2023 and November 2028 (the “$0.565 Warrants”);

v.	an outstanding warrant to purchase 100,000 shares of common stock with an exercise price of $0.64 per share and an expiration date in June 2022 (the “$0.64 Warrant”);

vi.	outstanding warrants to purchase 1,608,996 shares of common stock with an exercise price of $0.675 per share and expiration dates ranging between April 2020 and June 2020 (the “$0.675 Warrants”);

vii.	outstanding warrants to purchase 99,508,677 shares of common stock with an exercise price of $0.75 per share and expiration dates ranging between April 2020 and December 2023 (the “$0.75 Warrants”);

viii.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.76 per share and an expiration date in February 2023 (the “$0.76 Warrant”);

ix.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.81 per share and an expiration date in December 2025 (the “$0.81 Warrant”);

x.	outstanding warrants to purchase 1,066,667 shares of common stock with an exercise price of $0.825 per share and an expiration date in September 2021 (the “$0.825 Warrants”);

xi.	an outstanding warrant to purchase 150,000 shares of common stock with an exercise price of $0.83 per share and an expiration date in March 2020 (the “$0.83 Warrant”);

xii.	an outstanding warrant to purchase 240,000 shares of common stock with an exercise price of $0.92 per share and an expiration date in January 2026 (the “$0.92 Warrant”);

xiii.

outstanding warrants to purchase 9,899,989 shares of common stock with an exercise price of $1.00 per share and expiration dates ranging between September 2021 and September 2022 (the “$1.00 Warrants”);

xiv.	outstanding warrants to purchase 210,000 shares of common stock with an exercise price of $1.02 per share and expiration dates ranging between June 2020 and July 2025 (the “$1.02 Warrants”);

xv.	outstanding warrants to purchase 250,000 shares of common stock with an exercise price of $1.15 per share and an expiration date in December 2019 (the “$1.15 Warrants”);

xvi.	outstanding warrants to purchase 1,150,000 shares of common stock with an exercise price of $1.25 per share and an expiration date in February 2021 (the “$1.25 Warrants”); and

xvii.

outstanding warrants to purchase 888,876 shares of common stock with an exercise price of $1.35 per share and expiration dates ranging between April 2021 and June 2021 (the “$1.35 Warrants” and collectively with the $0.30 Warrants, $0.50 Warrants, the $0.51 Warrants, the $0.565 Warrants, the $0.64 Warrants, the $0.675 Warrants, the $0.75 Warrants, the $0.76 Warrants, the $0.81 Warrants, the $0.825 Warrants, the $0.83 Warrants, the $0.92 Warrants, the $1.00 Warrants, the $1.02 Warrants, the $1.15 Warrants, and the $1.25 Warrants, the “Original Warrants”).

The Original Warrants represent all of our outstanding series of warrants, excluding warrants with cashless exercise provisions held by the Soliciting Agent (as defined below) in this Exercise Offer.

There is no minimum participation requirement with respect to this Exercise Offer.

Pursuant to the Exercise Offer, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to the lower of (x) the existing exercise price of the Original Warrants and (y) $0.40 per share of common stock in cash, (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Exercise Offer at 5:00 p.m. (Eastern Time) on June 12, 2019, as we may extend it in our sole discretion (“Expiration Date”), and (iii) to provide for a six-month lock-up period relating to the shares of our common stock issuable upon exercise, as described in greater detail herein. Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

In addition to reducing the exercise price of the Original Warrants, as a further inducement to holders to participate in the Exercise Offer, we will issue to participating holders shares of common stock equal to an additional 50% of the number of shares issuable upon exercise of the Amended Warrants (the “Additional Shares”). As a result, upon exercise of the Amended Warrants, participating holders will receive an aggregate of 150% of the number of shares of common stock originally issuable upon exercise of the Original Warrants.

Holders may elect to amend some or all of their Original Warrants. If you choose not to participate in the Exercise Offer, your Original Warrants will remain in full force and effect, as originally issued, and you will not receive any Additional Shares.

The purpose of the Exercise Offer is to encourage the amendment and exercise of the Original Warrants to raise funds to support our operations and to reduce the number of outstanding warrants. We intend to accomplish this by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant at a significantly reduced exercise price, and to receive significantly more shares of common stock upon exercise, as compared to the Original Warrants. Please see Section 2 “Purposes of the Exercise Offer and Use of Proceeds” below for a description of the purposes of the Exercise Offer.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on May 14, 2019 (the date the materials relating to the Exercise Offer are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

We currently have only 36,449,021 shares of common stock authorized and available for issuance as Additional Shares in the Exercise Offer. Upon expiration of the Offer Period, if the number of Additional Shares issuable to participating holders exceeds the number of available shares, we will need to allocate such available shares pro rata and return unexercised any Original Warrants that relate to Additional Shares that are not able to be issued. However, we do not expect that any such allocation will be necessary, because we expect that, prior to the expiration of the Offer Period, the number of authorized shares of common stock will be increased to be in excess of the maximum number of Additional Shares issuable in the Exercise Offer (assuming full participation); provided that a proposal to increase the number of authorized shares of common stock by 100,000,000 is approved at our Special Meeting of Stockholders on May 22, 2019. To the extent the stockholder proposal is not approved, then we will file and distribute to all holders certain supplemental materials, and (if necessary) extend the Expiration Date, as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, to specify the proper allocation procedures and permit holders to withdraw or modify any previously submitted election forms.

We will agree to amend any or all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Exercise Offer and the attached Election to Participate (the “Election Form”). IT IS OUR CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EARLY EXERCISE OF THE ORIGINAL WARRANTS.

THE DATE OF THIS EXERCISE OFFER IS MAY 14, 2019.

IMPORTANT PROCEDURES

This Exercise Offer together with the Election Form (including the instructions and other forms attached thereto) and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide important information regarding the Exercise Offer and instructions as to how you can participate and amend and exercise your Original Warrants. An election to participate in the Exercise Offer will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the Offering Materials carefully before you decide whether to participate in the Exercise Offer, exercise an Amended Warrant and receive the number of shares of common stock issuable therefor.

To participate in the Exercise Offer, and to exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, plus the related Additional Shares, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election Form, (ii) a signed Acknowledgements and Representations and Warranties, (iii) a signed Accredited Investor Questionnaire, (iv) the original copy of your Original Warrants (or an Affidavit of Lost Warrant) along with (v) the aggregate exercise price in cash in the amount equal to the number of shares of Company common stock issuable upon exercise of the Original Warrants the holder elects to exercise multiplied by the lower of (x) the existing exercise price of the Original Warrants and (y) $0.40 per share (collectively, the “Acceptance and Exercise Documents”). We do not view the representations and warranties to be made by warrant holders tendering their warrants that they have “review[ed] the current business prospects, financial condition and operating history of the Company,” “had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exercise Offer,” and “received all the information [they] consider[ed] necessary or appropriate for deciding whether to accept the Exercise Offer” as a waiver of any potential liability that we may have under federal securities laws, and we agree not to assert that these provisions constitute a waiver of any such liability if a claim is made against us. The cash may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. Each of these items must be properly delivered, before the Expiration Date, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on June 12, 2019, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant, plus the related Additional Shares, as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Exercise Offer and Exercising Amended Warrants” below.

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit a Notice of Withdrawal to us at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to us on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after July 10, 2019, if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us on or prior to July 10, 2019. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant and receive the related Additional Shares.

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If you have any question or need assistance, you should contact Paulson Investment Company, LLC (the “Soliciting Agent”), the soliciting agent for this Exercise Offer. The Soliciting Agent may be reached at the following address:

Paulson Investment Company, LLC

1720 W Division Street, 3rd Floor

Chicago, IL 60622

Attn: Samantha Kling, Operations Manager

Email: skling@paulsoninvestment.com

Phone: (312) 940-8321

You may request additional copies of this document and any of the Offering Materials from us directly at our corporate address indicated above.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE EXERCISE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS EXERCISE OFFER HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS EXERCISE OFFER TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS EXERCISE OFFER OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

CERTAIN OF THE SECURITIES BEING OFFERED PURSUANT TO THIS EXERCISE OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

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SUMMARY OF TERMS

Company:	CytoDyn Inc., a Delaware corporation, with principal executive offices at CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

Eligible Original Warrants:	An aggregate of up to 141,983,145 outstanding Original Warrants, representing all of our outstanding series of warrants but excluding warrants with cashless exercise provisions held by the Soliciting Agent in this Exercise Offer.

Expiration Date:	5:00 p.m., Eastern Time on June 12, 2019, as may be extended by us in our sole discretion.

Terms of Amended Warrants:	Pursuant to the Exercise Offer, if the offer is accepted, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be amended to the lower of (x) the existing exercise price of the Original Warrants and (y) $0.40 per share.

New Termination Date: The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date.

Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any affiliate of the holder which (x) had or has knowledge of the transactions contemplated by this Exercise Offer, (y) has or shares discretion relating to such holder’s investments or trading or information concerning such holder’s investments or (z) is subject to such holder’s review or input concerning such affiliate’s investments or trading (collectively, the “Affiliates”) will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of six months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

Additional Shares: As a further inducement to participate, we will issue to participating holders Additional Shares equal to an additional 50% of the number of shares issuable upon exercise of the Amended Warrants. As a result, upon exercise of the Amended Warrants, participating holders will receive an aggregate of 150% of the number of shares of common stock originally issuable upon exercise of the Original Warrants.

Other Terms: Except as set forth above, all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

Partial Participation Permitted:	If Original Warrant holders choose to participate in the Exercise Offer, they may amend and exercise any or all of their Original Warrants pursuant to the terms of the Exercise Offer. We will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from its acceptance of the Exercise Offer.

Conditions:	The Exercise Offer is subject to certain conditions, as described herein:

(i) As part of the Election Form, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. In addition, as part of the Election Form, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Exercise Offer are exempt from the registration requirements of the Securities Act and applicable state securities laws. The holders of the Original Warrants previously made substantially the same representations and warranties to the Company, including representations that they were “accredited investors,” in connection with the transactions in which such holders acquired the Original Warrants.

If you wish to participate in the Exercise Offer, but you are not able to make any of the representations set forth on page 2 of the Acknowledgements and Representations and Warranties, please reach out to us directly at our corporate address indicated in “Section 23. Information Requests” on page 25 to inform us which ones you are not able to make and why. Holders of the Original Warrants are not prohibited from tendering their Original Warrants, even if such holders are unable to make these representations and warranties and complete an Accredited Investor Questionnaire, including a representation that such holders are currently “accredited investors.”

If we receive a completed Accredited Investor Questionnaire from any holder that desires to participate indicating that such holder is no longer an “accredited investor,” then we will file and distribute to all holders of Original Warrants certain supplemental disclosures required by Regulation D under the Securities Act, which are not currently included in this Exercise Offer. In that case, we would extend the Expiration Date of the Exercise Offer, as required under the Exchange Act and the rules of the SEC thereunder.

In addition, if we determine, after reviewing the representations and warranties and Accredited Investor Questionnaires of all participating warrant holders, that a valid exemption is not available from the registration requirements of applicable federal and/or state securities laws, then we may determine that it is necessary to cancel the Exercise Offer in its entirety, and not to consummate any of the contemplated transactions, in order to comply with the requirements of applicable securities laws. In that case, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

(ii) In addition, we are not making this Exercise Offer to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any jurisdiction in which the Exercise Offer or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Exercise Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Exercise Offer:	If we materially change the terms of the Exercise Offer we will extend the Expiration Date to the extent required under applicable law, including under the rules of the Exchange Act.

How to Participate in the Exercise Offer:

To participate in the Exercise Offer and exercise an Amended Warrant and receive one and one half times the number of shares of Company common stock issuable therefor, plus the related Additional Shares, you must deliver to us, before the Expiration Date, all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524

Manner of Acceptance of Payment:	If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on June 12, 2019, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Exercise Offer and Exercising Amended Warrants” below.

Withdrawal Rights:	If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us prior to 5:00 p.m., Eastern Time on June 12, 2019, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer). Following the Expiration Date, you cannot withdraw your Election Form. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents on or before July 10, 2019, which is the fortieth business day from the commencement of the Exercise Offer, you may change your mind and submit a Notice of Withdrawal to us after July 10, 2019.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Purposes of the Exercise Offer and Use of Proceeds:	The purposes of this Exercise Offer are as follows:
Fund Raising: Through the Exercise Offer we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would raise gross proceeds of approximately $55.8 million. The funds obtained will be used to fund our operations through the anticipated approval of leronlimab by the U.S. Food and Drug Administration (“FDA”) for the treatment of HIV; to prepare for commercialization of leronlimab following FDA approval; to fund further clinical trials for leronlimab for multiple additional indications for cancer and various immune-mediated illnesses, such as Graft versus Host Disease and Non-Alcoholic Steatohepatitis; and for working capital and other general corporate purposes, which may include the reduction of indebtedness.

Reduction of Share Overhang from Outstanding Warrants: In addition, the Exercise Offer can help us reduce the number of outstanding warrants. As of May 13, 2019, we had total outstanding warrants to purchase an aggregate of 164,089,977 shares of common stock at a weighted average exercise price of $0.7055 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would have total outstanding warrants to purchase 22,106,832 shares of common stock at a weighted average exercise price of $0.642 per share following the consummation of this Exercise Offer.

Resales of Warrant Shares and Additional Shares:	The Original Warrants and the Amended Warrants are, and certain of the shares of common stock issuable upon exercise thereof and all of the Additional Shares will be, “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction.

We have previously filed Registration Statements on Form S-3 (File Nos. 333-213866, 333-223563 and 333-228991) (the “Resale Registration Statements”) to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. In addition, the issuance of shares of common stock underlying the Original Warrants issued in certain registered direct offerings (the “Registered Direct Offerings”) occurring in January through February of 2017, September through October of 2017, January of 2018, May of 2018, June of 2018, January through February of 2019 and April of 2019 has been registered under our Registration Statement on Form S-3 (File No. 333-223195) (the “Shelf Registration Statement” and, together with the Resale Registration Statements, the “Registration Statements”), pursuant to prospectuses filed thereunder.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in such Registration Statements as a result of this Exercise Offer. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who tendered Original Warrants issued in one of the

Registered Direct Offerings may freely sell their shares of common stock. In addition, thereafter, holders who are named as selling stockholders in the Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Exercise Offer.

To the extent that an Original Warrant was not originally issued in a Registered Direct Offering, and is not the subject of a resale prospectus filed under one of the Resale Registration Statements with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

We currently to not have any plans to file a registration statement under the Securities Act to register the resale of any Additional Shares. Consequently, the Additional Shares will not be able to be resold, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer

There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

In addition to the foregoing, the shares of common stock issuable upon exercise of the Amended Warrants will be subject to a contractual lock up restriction for a six-month period following the Expiration Date, as described under “Terms of Amended Warrants” above.

Taxes:	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Exercise Offer. See Section 19 “Material U.S. Federal Income Tax Consequences” below for a discussion of the material U.S. federal income tax consequences of participating in the Exercise Offer.

Fees and Expenses:	We have retained Paulson Investment Company, LLC (the “Soliciting Agent”) to solicit participation by the holders of the Original Warrants in this Exercise Offer. The Soliciting Agent will receive a fee equal to 9% of the cash exercise prices paid by qualifying holders of the Original Warrants who participate in the Exercise Offer. We have also agreed to indemnify the Soliciting Agent against certain liabilities in connection with the Exercise Offer, including certain liabilities under federal securities laws. As of May 13, 2019, current and former affiliates of the Soliciting Agent in this Exercise Offer held certain warrants previously received as consideration for services as placement agent in various prior securities offerings, which were exercisable for an aggregate of 22,106,832 shares of our common stock, with a weighted average exercise price of $0.642 per share, representing aggregate beneficial ownership of approximately 6.71% of our outstanding common stock as of that date. The Soliciting Agent and its affiliates do not hold any of the Original Warrants subject to this Exercise Offer.

Interests of Directors and Executive Officers:	Certain of our directors and executive officers hold Original Warrants and may participate in the Exercise Offer on the same terms and conditions as the other holders of the Original Warrants. Please see Section 17 “Interests of Directors and Officers in the Exercise Offer” below.

Historical and Pro Forma Financial Information	We have included our financial statements for the fiscal years ended May 31, 2018 and 2017 and for the quarterly period ended February 28, 2019 in this Exercise Offer. We have also included pro forma information reflecting the effect of the Exercise Offer. See Section 15 “Information about CytoDyn Inc.” and Section 16 “Accounting Consequences of the Exercise Offer” below.

Additional Information:	We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Exercise Offer is a part. This Exercise Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the other materials that we have filed with the SEC, which can be accessed electronically on the SEC’s website at www.sec.gov, before making a decision on whether to participate in the Exercise Offer.

Our Board of Directors recognizes that the decision to participate in the Exercise Offer is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Exercise Offer from us is limited to the Offering Materials.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents that we have filed with the SEC, including the Schedule TO relating to the Exercise Offer, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:	Please direct questions or requests for assistance regarding this Exercise Offer, the Election Form, the Notice of Withdrawal or the other Offering Materials, in writing, to the Soliciting Agent at the following address:

Paulson Investment Company, LLC 1720 W Division Street, 3rd Floor Chicago, IL 60622 Attn: Samantha Kling, Operations Manager Email: skling@paulsoninvestment.com Phone: (312) 940-8321

Please direct requests for additional copies of this Exercise Offer, the Election Form, the Notice of Withdrawal or the other Offering Materials, in writing, to us at our corporate address:

CytoDyn Inc. 1111 Main Street, Suite 660 Vancouver, Washington 98660 Email: tender@cytodyn.com Phone: (360) 980-8524

ABOUT THIS EXERCISE OFFER

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXERCISE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXERCISE OFFER AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE EXERCISE OFFER, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE SOLICITING AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE EXERCISE OFFER. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER WARRANTS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE EXERCISE OFFER.

RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Exercise Offer, you should carefully consider the risks and uncertainties described below in addition to the other information in this Exercise Offer and other information incorporated herein by reference. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as amended, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Please see Section 22: “Additional Information” below for information about where to find such reports.

Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. Please also read carefully Section 1 “Forward-Looking Statements” below.

Risks related to the Exercise Offer.

Our Board of Directors makes no recommendation with regard to whether you should accept the Exercise Offer.

Although our Board of Directors has approved the Exercise Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Exercise Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Exercise Offer. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants, including the Additional Shares, will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Exercise Offer.

If you choose to participate in the Exercise Offer, you will be required to exercise your Amended Warrants for common stock, and you will be subject to all the risks associated with being a stockholder and give up the time value attributable to your Original Warrant.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Exercise Offer, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of our common stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to its original expiration date.

The shares of common stock issuable upon exercise of the Amended Warrants may be, and all of the Additional Shares will be, “restricted securities.”

The shares of common stock issuable upon exercise of the Amended Warrants may be, and all of the Additional Shares will be, “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

We have previously filed the Resale Registration Statements to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. In addition, the issuance of shares of common stock underlying the Original Warrants issued in the Registered Direct Offerings has been registered under the Shelf Registration Statement, pursuant to prospectuses filed thereunder.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in such Registration Statements as a result of this Exercise Offer. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who tendered Original Warrants issued in one of the Registered Direct Offerings may freely sell their shares of common stock. In addition, thereafter, holders who are named as selling stockholders in the Resale Registration Statements may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the prospectuses filed thereunder. Each holder of Original Warrants should read the applicable prospectus filed under the Registration Statements carefully before deciding whether to participate in the Exercise Offer.

To the extent that an Original Warrant was not originally issued in a Registered Direct Offering, and is not the subject of a resale prospectus filed under one of the Resale Registration Statements with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

In addition, we currently to not have any plans to file a registration statement under the Securities Act to register the resale of any Additional Shares. Consequently, the Additional Shares will not be able to be resold, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer

All of the shares of common stock issuable upon exercise of the Amended Warrants will be subject to a six-month contractual lock-up period.

The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any of its Affiliates will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of six-months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

Because we do not have any formal commitments from any of our warrant holders to participate in this Exercise Offer, we may not receive substantial proceeds from the exercise of warrants in this Exercise Offer, and the proceeds we do receive may not be sufficient to fund our business operations.

We do not have any binding commitments from any of our warrant holders to participate in this Exercise Offer, and we cannot assure you that any of our warrant holders will participate in the Exercise Offer with respect to any or all of their Original Warrants. Therefore, there is no certainty that any shares will be purchased upon exercise of Amended Warrants pursuant to this Exercise Offer and, accordingly, we may not receive substantial proceeds from the exercise of the warrants in this Exercise Offer. What proceeds we do receive may not be sufficient to fund our business operations, in which case we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials, collaborative development programs or future commercialization initiatives. In that case, if we fail to raise additional funds on a timely basis, we would need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets.

Income tax consequences of participation in the Exercise Offer.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Exercise Offer. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Exercise Offer. See Section 19 “Material U.S. Federal Income Tax Consequences” under “Description of the Exercise Offer” below.

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Exercise Offer. See Section 2 “Purposes of the Exercise Offer and Use of Proceeds” below for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Exercise Offer.

Although we intend to apply to list our common stock on a national securities exchange, such as NASDAQ or NYSE American, our common stock may never be listed on a national securities exchange, which could limit investors’ ability to make transactions in our securities and an active trading market for our common stock may never develop.

We intend to apply to list our common stock on a national securities exchange, such as the NASDAQ Capital Market or NYSE American. We do not currently meet certain minimum standards for initial listing on a national securities exchange, such as the minimum standard for stockholders’ equity, which is $5.0 million (or $4.0 million under the market value of listed securities standard) for the NASDAQ Capital Market or $4.0 million for NYSE American. In addition we do not currently meet the minimum bid price requirement of $4.00 for the NASDAQ Capital Market and $2.00 for NYSE American. We cannot assure you that we will apply for listing on a national securities exchange or that if we so apply, we will be able to meet the applicable initial listing requirements. If our common stock is not listed for trading on a national securities exchange, we would continue to face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

A substantial number of shares of our common stock may be sold in the Exercise Offer, which could cause the price of our common stock to decline.

The sale of securities under this Exercise Offer and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From June 1, 2015 through May 14, 2019, the market price of our common stock has fluctuated from a high of $1.57 per share in the quarter ended August 31, 2016, to a low of $0.39 per share in the current quarter. The volatile nature of our common share price may cause investment losses for our stockholders. In addition, the market price of stock in small capitalization biotech companies is often driven by investor sentiment, expectation and perception, all of which may be independent of fundamental valuation metrics or traditional financial performance metrics, thereby exacerbating volatility. In addition, our common stock is quoted on the OTCQB of the OTC Markets marketplace and not listed on a national securities exchange, which may increase price quotation volatility and could limit liquidity, all of which may adversely affect the market price of our shares.

Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

DESCRIPTION OF THE EXERCISE OFFER

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 141,983,145 shares of common stock (collectively, the “Original Warrants”):

i.	outstanding warrants to purchase 9,960,000 shares of common stock with an exercise price of $0.30 per share and expiration dates ranging between December 2023 and February 2024 (the “$0.30 Warrants”);

ii.	outstanding warrants to purchase 16,049,940 shares of common stock with an exercise price of $0.50 per share and expiration dates ranging between December 2019 and April 2024 (the “$0.50 Warrants”);

iii.	an outstanding warrant to purchase 500,000 shares of common stock with an exercise price of $0.51 per share and an expiration date in February 2029 (the “$0.51 Warrant”);

iv.	outstanding warrants to purchase 300,000 shares of common stock with an exercise price of $0.565 per share and expiration dates ranging between November 2023 and November 2028 (the “$0.565 Warrant”);

v.	an outstanding warrant to purchase 100,000 shares of common stock with an exercise price of $0.64 per share and an expiration date in June 2022 (the “$0.64 Warrant”);

vi.	outstanding warrants to purchase 1,608,996 shares of common stock with an exercise price of $0.675 per share and expiration dates ranging between April 2020 and June 2020 (the “$0.675 Warrants”);

vii.	outstanding warrants to purchase 99,508,677 shares of common stock with an exercise price of $0.75 per share and expiration dates ranging between April 2020 and December 2023 (the “$0.75 Warrants”);

viii.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.76 per share and an expiration date in February 2023 (the “$0.76 Warrant”);

ix.	an outstanding warrant to purchase 50,000 shares of common stock with an exercise price of $0.81 per share and an expiration date in December 2025 (the “$0.81 Warrant”);

x.	outstanding warrants to purchase 1,066,667 shares of common stock with an exercise price of $0.825 per share and an expiration date in September 2021 (the “$0.825 Warrants”);

xi.	an outstanding warrant to purchase 150,000 shares of common stock with an exercise price of $0.83 per share and an expiration date in March 2020 (the “$0.83 Warrant”);

xii.	an outstanding warrant to purchase 240,000 shares of common stock with an exercise price of $0.92 per share and an expiration date in January 2026 (the “$0.92 Warrant”);

xiii.

outstanding warrants to purchase 9,899,989 shares of common stock with an exercise price of $1.00 per share and expiration dates ranging between September 2021 and September 2022 (the “$1.00 Warrants”);

xiv.	outstanding warrants to purchase 210,000 shares of common stock with an exercise price of $1.02 per share and expiration dates ranging between June 2020 and July 2025 (the “$1.02 Warrants”);

xv.	outstanding warrants to purchase 250,000 shares of common stock with an exercise price of $1.15 per share and an expiration date in December 2019 (the “$1.15 Warrants”);

xvi.	outstanding warrants to purchase 1,150,000 shares of common stock with an exercise price of $1.25 per share and an expiration date in February 2021 (the “$1.25 Warrants”); and

xvii.

outstanding warrants to purchase 888,876 shares of common stock with an exercise price of $1.35 per share and expiration dates ranging between April 2021 and June 2021 (the “$1.35 Warrants” and collectively with the $0.30 Warrants, $0.50 Warrants, the $0.51 Warrants, the

$0.565 Warrants, the $0.64 Warrants, the $0.675 Warrants, the $0.75 Warrants, the $0.76 Warrants, the $0.81 Warrants, the $0.825 Warrants, the $0.83 Warrants, the $0.92 Warrants, the $1.00 Warrants, the $1.02 Warrants, the $1.15 Warrants, the $1.25 Warrants and the $1.35 Warrants, the “Original Warrants”).

The Original Warrants represent all of our outstanding series of warrants, excluding warrants with cashless exercise provisions held by the Soliciting Agent in this Exercise Offer and.

There is no minimum participation requirement with respect to this Exercise Offer.

Pursuant to the Exercise Offer, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to the lower of (x) the existing exercise price of the Original Warrant and (y) $0.40 per share of common stock in cash and (ii) shorten the exercise period of the Original Warrants so that they expire concurrently with the expiration of the Exercise Offer at 5:00 p.m. (Eastern Time) on June 12, 2019, as we may extend it in our sole discretion (the “Expiration Date”). Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

In addition to reducing the exercise price of the Original Warrants, as a further inducement to holders to participate in the Exercise Offer, we will issue to participating holders shares of common stock equal to an additional 50% of the number of shares issuable upon exercise of the Amended Warrants (the “Additional Shares”). As a result, upon exercise of the Amended Warrants, participating holders will receive aggregate of 150% of the number of shares of common stock originally issuable upon exercise of the Original Warrants.

We currently have only 36,449,021 million shares of common stock authorized and available for issuance as Additional Shares in the Exercise Offer. Upon expiration of the Offer Period, if the number of Additional Shares issuable to participating holders exceeds the number of available shares, we will need to allocate such available shares pro rata and return unexercised any Original Warrants that relate to Additional Shares that are not able to be issued. However, we do not expect that any such allocation will be necessary, because we expect that, prior to the expiration of the Offer Period, the number of authorized shares of common stock will be increased to be in excess of the maximum number of Additional Shares issuable in the Exercise Offer (assuming full participation); provided that a proposal to increase the number of authorized shares of common stock by 100,000,000 is approved at our special meeting of stockholders on May 22, 2019. To the extent the stockholder proposal is not approved, then we will file and distribute to all holders certain supplemental materials, and (if necessary) extend the Expiration Date, as required under the Exchange Act and the rules of the SEC thereunder, to specify the proper allocation procedures and permit holders to withdraw or modify any previously submitted election forms.

SECTION 1.	FORWARD-LOOKING STATEMENTS

This Exercise Offer contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements we urge you to specifically consider the various risk factors identified in this Exercise Offer, including the statements set forth in the sections titled “Risk Factors” or elsewhere in this Exercise Offer and in the documents incorporated or deemed incorporated herein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the sufficiency of our cash position, (ii) our ability to raise additional capital to fund our operations, (iii) our ability to meet our debt obligations, if any, (iv) our ability to enter into partnership or licensing arrangements with third parties, (v) our ability to identify patients to enroll in our clinical trials in a timely fashion, (vi) our ability to achieve approval of a marketable product, (vii) the design, implementation and conduct of our clinical trials, (viii) the results of our clinical trials, including the possibility of unfavorable clinical trial results, (ix) the market for, and marketability of, any product that is approved, (x) the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to our products, (xi) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xii) general economic and business conditions, (xiii) changes in foreign, political, and social conditions, and (xiv) various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements.

We intend that all forward-looking statements made in this prospectus will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act, to the extent applicable. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

SECTION 2.	PURPOSES OF THE EXERCISE OFFER AND USE OF PROCEEDS

Fund Raising. Through the Exercise Offer we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would raise gross proceeds of approximately $55.8 million. The funds obtained will be used to fund our operations through the anticipated approval of leronlimab by the FDA for the treatment of HIV; to prepare for commercialization of leronlimab following FDA approval; to fund further clinical trials for leronlimab for multiple additional indications for cancer and various immune-mediated illnesses, such as Graft versus Host Disease and Non-Alcoholic Steatohepatitis; and for working capital and other general corporate purposes, which may include the reduction of indebtedness.

Reduction of Share Overhang from Outstanding Warrants. In addition, the Exercise Offer can help us reduce the number of outstanding warrants. As of May 13, 2019, we had outstanding warrants to purchase an aggregate of 164,089,977 shares of common stock at a weighted average exercise price of $0.7055 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would have outstanding warrants to purchase 22,106,832 shares of common stock at a weighted average exercise price of $0.642 per share following the consummation of this Exercise Offer.

This Exercise Offer would not impact “share overhang” from outstanding options, Series B Preferred Stock, Series C Preferred Stock or convertible notes. As of May 13, 2019, we had (i) outstanding stock options to purchase an aggregate of 14,851,872 shares of our common stock at a weighted average exercise price of $0.7112 per share, (ii) 921,000 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock, and 441,155 shares of common stock that would be issuable at our election in lieu of cash as accrued dividends, if declared thereunder, (iii) 6,492,000 shares of common stock issuable upon conversion of outstanding Series C Preferred Stock, and 97,824 shares of common stock that would be issuable at our election in lieu of cash as accrued dividends, if declared thereunder, and (iv) 42,989,414 shares of common stock reserved for the conversion of convertible notes, and 1,904,233 shares of common stock reserved for interest on such convertible notes, which may be paid in common stock rather than cash. The exercise of such outstanding options and conversion of our Series B Preferred Stock and Series C Preferred Stock and convertible notes will result in dilution of the value of our shares. In addition, we had an additional 24,144 shares of common stock available for future awards under our 2012 Equity Compensation Plan.

SECTION 3.	ELIGIBLE ORIGINAL WARRANTS

The following Original Warrants are subject to the Exercise Offer:

i.	9,960,000 $0.30 Warrants expiring between December 2023 and February 2024;

ii.	16,049,940 $0.50 Warrants expiring between December 2019 and April 2024;

iii.	500,000 $0.51 Warrants expiring expiring in February 2029;

iv.	300,000 $0.565 Warrants expiring between November 2023 and November 2028;

v.	100,000 $0.64 Warrants expiring in June 2022;

vi.	1,608,996 $0.675 Warrants expiring between April 2020 and June 2020;

vii.	99,508,677 $0.75 Warrants expiring between April 2020 and December 2023;

viii.	50,000 $0.76 Warrants expiring in February 2023;

ix.	50,000 $0.81 Warrants expiring in December 2025;

x.	1,066,667 $0.825 Warrants expiring in September 2021;

xi.	150,000 $0.83 Warrants expiring in March 2020;

xii.	240,000 $0.92 Warrants expiring in January 2026;

xiii.	9,899,989 $1.00 Warrants expiring between September 2021 and September 2022;

xiv.	210,000 $1.02 Warrants expiring between June 2020 and July 2025;

xv.	250,000 $1.15 Warrants expiring in December 2019;

xvi.	1,150,000 $1.25 Warrants expiring in February 2021;

xvii.	888,876 $1.35 Warrants expiring between April 2021 and June 2021;

These Original Warrants represent all of our outstanding series of warrants, excluding warrants with cashless exercise provisions held by the Soliciting Agent in this Exercise Offer.

SECTION 4.	EXPIRATION DATE

The Exercise Offer will be open through 5:00 p.m., Eastern Time on June 12, 2019, as may be extended by us in our sole discretion.

SECTION 5.	TERMS OF AMENDED WARRANTS

Pursuant to the Exercise Offer, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to the lower of (x) the existing exercise price of the Original Warrants and (y) $0.40 per share, regardless of the current exercise price as of the date hereof.

New Termination Date: The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date.

Lock-Up Period: The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any of its Affiliates will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of six months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

Additional Shares: As a further inducement to participate, we will issue to participating holders Additional Shares equal to an additional 50% of the number of shares issuable upon exercise of the Amended Warrants. As a result, upon exercise of the Amended Warrants, participating holders will receive aggregate of 150% of the number of shares of common stock originally issuable upon exercise of the Original Warrants.

Other Terms: Except as set forth above all, other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

SECTION 6.	CONDITIONS TO THE EXERCISE OFFER

The Exercise Offer is subject to certain conditions, as described herein:

(i) As part of the Election Form, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. In addition, as part of the Election Form, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Exercise Offer are exempt from the registration requirements of the Securities Act and applicable state securities laws. The holders of the Original Warrants previously made substantially the same representations and warranties to the Company, including representations that they were “accredited investors,” in connection with the transactions in which such holders acquired the Original Warrants.

If you wish to participate in the Exercise Offer, but you are not able to make any of the representations set forth on page 2 of the Acknowledgements and Representations and Warranties, please reach out to us directly at our corporate address indicated in “Section 23. Information Requests” on page 25 to inform us which ones you are not able to make and why. Holders of the Original Warrants are not prohibited from tendering their Original Warrants, even if such holders are unable to make these representations and warranties and complete an Accredited Investor Questionnaire, including a representation that such holders are currently “accredited investors.”

If we receive a completed Accredited Investor Questionnaire from any holder that desires to participate indicating that such holder is no longer an “accredited investor,” then we will file and distribute to all holders of Original Warrants certain supplemental disclosures required by Regulation D under the Securities Act, which are not currently included in this Exercise Offer. In that case, we would extend the Expiration Date of the Exercise Offer, as required under the Exchange Act and the rules of the SEC thereunder.

In addition, if we determine, after reviewing the representations and warranties and Accredited Investor Questionnaires of all participating warrant holders, that a valid exemption is not available from the registration requirements of applicable federal and/or state securities laws, then we may determine that it is necessary to cancel the Exercise Offer in its entirety, and not to consummate any of the contemplated transactions, in order to comply with the requirements of applicable securities laws. In that case, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

(ii) In addition, we are not making this Exercise Offer to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any jurisdiction in which the Exercise Offer or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Exercise Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

SECTION 7.	EXTENSION OF EXERCISE OFFER PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the Expiration Date.

There can be no assurance, however, that we will exercise our right to extend the Exercise Offer. Amendments to the Exercise Offer will be made by written notice thereof to the holders of the Original Warrants. Material changes to information previously provided to holders of the Original Warrants in this Exercise Offer or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants.

If we materially change the terms of the Exercise Offer or the information concerning the Exercise Offer, or if we waive a material condition of the Exercise Offer, we will extend the Exercise Offer to the extent required under applicable law, including under the rules of the Exchange Act. The minimum period during which an offer must remain open following any material change in the terms of the Exercise Offer or information concerning the Exercise Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

SECTION 8.	PROCEDURE FOR PARTICIPATING IN EXERCISE OFFER, EXERCISING AMENDED WARRANTS AND RECEIVING ADDITIONAL SHARES

To participate in the Exercise Offer and exercise an Amended Warrant and receive the number of shares of common stock issuable therefor, plus the related Additional Shares, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election Form, (ii) a signed Acknowledgements and Representations and Warranties, (iii) a signed Accredited Investor Questionnaire, (iii) the original copy of your Original Warrants (or an Affidavit of Lost Warrant) along with (v) the aggregate exercise price in cash in the amount equal to the existing exercise price (if you are the holder of a $0.30 Warrant) or $0.40 per share multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). We do not view the representations and warranties to be made by warrant holders tendering their warrants that they have “review[ed] the current business prospects, financial condition and operating history of the Company,” “had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exercise Offer,” and “received all the information [they] consider[ed] necessary or appropriate for deciding whether to accept the Exercise Offer” as a waiver of any potential liability that we may have under federal securities laws, and we agree not to assert that these provisions constitute a waiver of any such liability if a claim is made against us. The cash exercise price may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. Each of these items must be properly delivered before the Expiration Date to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524

SECTION 9.	MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on June 12, 2019, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant, plus the related Additional Shares, as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Exercise Offer and Exercising Amended Warrants” below.

SECTION 10.	WITHDRAWAL RIGHTS

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us before 5:00 p.m., Eastern Time on June 12, 2019, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer). Following the Expiration Date, you cannot withdraw your Election Form. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents on or before July 10, 2019, which is the fortieth business day from the commencement of the Exercise Offer, you may change your mind and submit a Notice of Withdrawal to us after July 10, 2019.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise of the Amended Warrant and receive the Additional Shares.

SECTION 11.	RESALES OF WARRANT SHARES AND ADDITIONAL SHARES

The Original Warrants and the Amended Warrants are, and certain of the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants and all of the Additional Shares will be, “restricted securities”. Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction.

We have previously filed the Resale Registration Statements to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act. In addition, the Registered Direct Offerings occurring in January through February of 2017, September through October of 2017, January of 2018, May of 2018, June of 2018, January through February of 2019 and April of 2019 have been registered under our Shelf Registration Statement, pursuant to prospectuses filed thereunder.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in such Registration Statements as a result of this Exercise Offer. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants who tendered Original Warrants issued in one of the Registered Direct Offerings may freely sell their shares of common stock. In addition, thereafter, holders who are named as selling stockholders in the Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Exercise Offer.

To the extent that an Original Warrant was not originally issued in a Registered Direct Offering, and is not the subject of a resale prospectus filed under one of the Resale Registration Statements with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

We currently to not have any plans to file a registration statement under the Securities Act to register the resale of any Additional Shares. Consequently, the Additional Shares will not be able to be resold, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

In addition to the foregoing, the shares of common stock issuable upon exercise of the Amended Warrants will be subject to a contractual lock up restriction for a six-month period following the Expiration Date, as described under “Section 5. Terms of Amended Warrants” above.

SECTION 12.	TRADING MARKET OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

Our common stock is presently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Historically, trading in our stock has been very limited and the trades that have occurred cannot be characterized as amounting to an established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was actively traded.

SECTION 13.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. We will use existing working capital to pay the fees and expenses associated with this Exercise Offer.

SECTION 14.	TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

On May 8, 2019, we entered into Warrant Exercise Agreements with a limited number of substantial holders of our outstanding warrants, including Dr. David F. Welch and Michael A. Klump and certain entities affiliated with each, providing for the exercise of certain Original Warrants on terms substantially identical to the terms of this Exercise Offer. Pursuant to those agreements, as an inducement to immediately exercise those Original Warrants, we (i) reduced the exercise price of those Original Warrants to $0.40 (if lower than the existing exercise price) and (ii) agreed to issue an additional one-half share of common stock for each share of common stock underlying those Original Warrants. The shares of common stock were subject to certain lockup restrictions for a six-month period following the closing date. In the aggregate, 2,476,921 shares of common stock were issued to Dr. Welch, and 5,437,499 shares of common stock were issued to Mr. Klump. Dr. Welch and Mr. Klump are members of our board of directors and participated on terms identical to those applicable to other investors. The terms of these transactions were previously disclosed in our Current Report on Form 8-K filed with the SEC on May 9, 2019.

SECTION 15.	INFORMATION REGARDING CYTODYN INC.

The following summary highlights selected information regarding CytoDyn Inc. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Exercise Offer or exercise your Amended Warrant. Before making an investment decision, you should read the entire Exercise Offer carefully, including the “Risk Factors” section above and the other materials incorporated by reference in Section 22: “Additional Information” below.

Overview

We are a clinical-stage biotechnology company focused on the clinical development and potential commercialization of humanized monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”) infection. Our lead product candidate, leronlimab (PRO 140), belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. We believe that monoclonal antibodies are a new emerging class of therapeutics for the treatment of HIV to address unmet medical needs in the area of HIV and graft-versus-host disease. In addition, we are currently expanding the clinical focus of leronlimab to include the evaluation in certain cancer and immunological indications where CCR antagonism has shown initial promise.

We believe the leronlimab antibody shows promise as a powerful anti-viral agent while not being a chemically synthesized drug and has fewer side effects, lower toxicity and less frequent dosing requirements, as compared to daily drug therapies currently in use for the treatment of HIV. The leronlimab antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. Leronlimab blocks HIV from entering a cell by binding to a molecule called the C-C chemokine receptor type 5 (“CCR5”), a normal cell surface co-receptor protein to which certain strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell.

Leronlimab is an antibody, and through several short-term clinical trials, it has demonstrated efficacy without issues relating to toxicity, side effects or drug resistance. Moreover, these trials suggest that leronlimab does not affect the normal function of the CCR5 co-receptor for HIV. Instead, leronlimab binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell without affecting the cell’s normal function. We believe that the R5 strains of HIV currently represent approximately 70% of all HIV infections in the U.S. As a result, we believe leronlimab represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV infected patients.

We believe leronlimab is uniquely positioned to address a growing HIV market as an alternative or in addition to current therapies, which are failing primarily due to compliance, which causes drug resistance. In nine clinical trials previously conducted, leronlimab was generally well tolerated, and no drug-related serious adverse events or dose-proportional adverse events related to leronlimab were reported. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. The results of these studies established that leronlimab’s antiviral activity was potent, rapid, prolonged, dose-dependent, and statistically significant following a single dose. Because leronlimab’s mechanism of action (for a monoclonal antibody use in HIV) is a relatively new therapeutic approach, it provides a very useful method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.

In addition to HIV indications, we are currently expanding the clinical focus of leronlimab to include the evaluation of certain cancer and immunological indications where CCR5 antagonism has shown initial promise. In the setting of cancer, research has shown that CCR5 plays a central role in tumor invasion and metastasis and that increased CCR5 expression is an indicator of disease status in breast cancer. Moreover, research has shown that drugs that block CCR5 can block tumor metastases in laboratory and animal models of aggressive breast and prostate cancer. We are conducting additional research with leronlimab in the cancer setting, and we have initiated a Phase 1b/2 human clinical trial with leronlimab in metastatic triple-negative breast cancer (mTNBC), for which the investigational new drug application was approved by the FDA in 2018 and granted “Fast-Track” designation in May 2019 for mTNBC.

In addition, we believe that the CCR5 receptor also plays a central role in modulating immune cell trafficking to sites of inflammation and it is crucial for the development of acute graft-versus-host disease (GvHD) and other inflammatory conditions. Clinical studies by others have shown that blocking CCR5 using a chemical inhibitor can reduce the clinical impact of acute GvHD without significantly affecting the engraftment of transplanted bone marrow stem cells. We are currently conducting a Phase 2 clinical study with leronlimab to further support the concept that the CCR5 receptor on engrafted cells is critical for the development of acute GvHD and that blocking this receptor from recognizing certain immune signaling molecules is a viable approach to mitigating acute GvHD. The FDA has granted orphan drug designation to leronlimab for the prevention of graft-versus-host disease (GvHD).

For additional information regarding CytoDyn Inc., you should also review the materials that we have filed with the SEC and have listed in Section 22: “Additional Information” below.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which, we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).

Financial Information

Our audited financial statements for our fiscal years ended May 31, 2018 and 2017 included in our Annual Report on Form 10-K filed with the SEC on July 27, 2018, as amended on September 28, 2018, and our unaudited financial statements for the fiscal quarters ended August 31, 2018, November 30, 2018 and February 28, 2019, included in our Quarterly Reports on Form 10-Q filed with the SEC on October 9, 2018, January 9, 2019 and April 9, 2019, respectively, are each incorporated by reference herein. Please see Section 22: “Additional Information” below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended May 31, 2018 and 2017. The information presented below has been derived from the consolidated financial statements included in our Annual Report on Form 10-K described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such annual reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended May 31,
	2018	2017
Statement of Operations Data:
Operating expenses	$(45,919,313)	$(27,330,734)
Operating loss (before extraordinary items)	$(45,919,313)	$(27,330,734)
Net loss	$(50,149,681)	$(25,763,801)
Basic and diluted loss per share	$(0.29)	$(0.19)
Basic and diluted weighted average common shares outstanding	174,885,422	138,004,461

Balance Sheet Data:
Current assets	$3,320,627	$6,120,938
Noncurrent assets	$1,578,371	$1,934,500
Current liabilities	$16,733,237	$6,144,005
Noncurrent liabilities	$1,323,732	$3,014,667

The following table sets forth unaudited summarized consolidated historical financial data as of and for the quarters ended February 28, 2019 and 2018. The information presented below has been derived from the consolidated financial statements included in our Quarterly Report on Form 10-Q described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such quarterly reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended February 28,
	2019	2018
Statement of Operations Data:
Operating expenses	$(12,871,324)	$(14,140,507)
Operating loss (before extraordinary items)	$(12,871,324)	$(14,140,507)
Net loss	$(12,573,811)	$(17,950,100)
Basic and diluted loss per share	$(0.04)	$(0.10)
Basic and diluted weighted average common shares outstanding	295,637,023	178,088,905

Balance Sheet Data:
Current assets	$4,467,471	$6,617,447
Noncurrent assets	$15,960,074	$1,667,086
Current liabilities	$22,258,925	$12,588,410
Noncurrent liabilities	$4,417,659	$3,288,799

The book value per share of our common stock as of May 31, 2018 and February 28, 2019 was negative $(0.06) and negative $(0.02), respectively.

Certain pro forma financial information relating to this Exercise Offer is presented below in Section 16: “Accounting Consequences of the Offer” below.

SECTION 16.	ACCOUNTING CONSEQUENCES OF THE EXERCISE OFFER

Assuming full participation, this Exercise Offer would result in gross proceeds to the Company, and corresponding increases to cash and stockholders’ equity, of approximately $55.8 million.

In connection with this Exercise Offer, we will incur a non-cash inducement interest expense in the fiscal quarter ended August 31, 2019, based upon the number of warrant shares tendered for exercise at the amended exercise price. The amount of the non-cash interest expense will be determined using the Black-Scholes valuation model and will result in a charge to interest expense and a corresponding decrease to stockholders’ equity. Assuming full participation in this Exercise Offer, the amount of the non-cash interest expense could range up to approximately $7.9 million, with a net increase to stockholders’ equity of up to approximately $42.9 million, assuming approximate gross proceeds of $55.8 million, non-cash inducement interest expense of up to $7.9 million and transaction expenses of approximately $5.0 million.

This estimated pro forma non-cash interest expense and corresponding increase in shareholders’ equity could be higher or lower depending on the level and mix of participating holders of Original Warrants and our closing stock price on the Expiration Date.

SECTION 17.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE EXERCISE OFFER

As of May 13, 2019, there were outstanding Original Warrants to purchase an aggregate of 164,089,977 shares of common stock. Certain of our executive officers and directors, as described below, hold the following Original Warrants and will be entitled to participate in the Exercise Offer on the same terms and conditions as the other holders of Original Warrants. Each of such executive officers and directors has advised us that they do not currently intend to participate in the Exercise Offer. However, there is no binding commitment or agreement for our directors or officers to participate or decline to do so.

Name	Position with the Company	Number of Original Warrants Held	Percentage of Original Warrants Held
Scott A. Kelly, M.D. (1)	Chairman of the Board	716,666	*%
Carl C. Dockery (2)	Director	1,425,000	*%
David F. Welch, Ph.D. (3)	Director	1,000,000	*%
Jordan G. Naydenov	Director	450,000	*%

*	Less than 1%
(1)	Includes (i) warrants covering 550,000 shares of common stock held by Dr. Kelly and (ii) warrants covering 166,666 shares of common stock held by Dr. Kelly’s spouse.
(2)	Includes (i) warrants covering 1,425,000 shares of common stock held by a limited partnership for which Mr. Dockery is the managing member and has voting and dispositive power.
(3)	Includes (i) warrants covering 1,000,000 shares held by a limited liability company in which Dr. Welch is the managing member and has voting and dispositive power.

Except as set forth above, none of our other executive officers or directors holds Original Warrants.

SECTION 18.	LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Exercise Offer and the issuance of the shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Exercise Offer are subject to the conditions described in Section 6 “Conditions of the Exercise Offer” above.

SECTION 19.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Exercise Offer. However, we have not requested a ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This discussion assumes that Original Warrant holders hold the Original Warrants (and will hold their shares of our common stock received in connection with participating in the Exercise Offer) as capital assets (i.e., generally for investment). In addition, the following discussion does not address the tax consequences of the participation in the Exercise Offer under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Exercise Offer and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Original Warrant (or a beneficial owner of shares of our common stock received upon exercise of the Amended Warrants), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Any such partnership, and any partner of any such partnership, should consult such partnership or partner’s own tax advisors about the U.S. federal income tax consequences of participating in the Exercise Offer.

Tax treatment of Exercise Offer.

Although not free from doubt, we intend to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants (and the corresponding receipt of the Additional Shares) are treated as separate events for U.S. tax purposes, where an exchange of Original Warrants for Amended Warrants (and the corresponding right to the Additional Shares) constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants (and the corresponding receipt of the Additional Shares). Under this treatment, (i) an Original Warrant holder who participates in the Exercise Offer would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such holder’s tax basis in the shares of our common stock received upon exercise of the Amended Warrants and the Additional Shares would be equal to the holder’s tax basis in the Original Warrants, plus the amount of any cash paid to exercise the Amended Warrants and receive the Additional Shares, and (iii) such holder’s holding period of the common stock would begin on the day after the exercise of the Amended Warrants and receipt of the Additional Shares.

The IRS has not made a determination, nor have we received any opinion of counsel, on the U.S. federal income tax consequences of the Exercise Offer or of a holder’s participation in the Exercise Offer, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Exercise Offer, the U.S. federal income tax consequences of the Exercise Offer are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the potential tax consequences of the Exercise Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock

Any distributions you receive in respect of our common stock, including such common stock received in connection with participating in the Exercise Offer, generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder currently qualify for taxation at a reduced rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax on Net Investment Income

Certain holders that are individuals, estates or trusts (other than trusts that are exempt from tax) are subject to a 3.8% tax on “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such U.S. holder’s adjusted gross income (with certain adjustments) over a specified amount. “Net investment income” includes, among other things, dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your tax advisors regarding the applicability of this tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING DISCUSSION IS NOT A COMPLETE DISCUSSION OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXERCISE OFFER AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20.	FEES AND EXPENSES

We have retained Paulson Investment Company, LLC (the “Soliciting Agent”) to solicit participation by the holders of the Original Warrants in this Exercise Offer. The Soliciting Agent will receive a fee equal to 9.0% of the cash exercise prices paid by qualifying holders of the Original Warrants who participate in the Exercise Offer. We have also agreed to indemnify the Soliciting Agent against certain liabilities in connection with the Exercise Offer, including certain liabilities under the federal securities laws. As of May 13, 2019, current and former affiliates of the Soliciting Agent held certain warrants previously received as consideration for services as placement agent in various prior securities offerings, which were exercisable for an aggregate of 22,106,832 shares of our common stock, with a weighted average exercise price of $0.642 per share, representing aggregate beneficial ownership of approximately 6.71% of our outstanding common stock as of that date. The Soliciting Agent and its affiliates do not hold any of the Original Warrants subject to this Exercise Offer.

SECTION 21.	TRANSFERS

A holder may transfer the Original Warrants to a third party only if the transfer qualifies for an exemption from the registration requirements of the Securities Act, and in accordance with other transfer restrictions set forth in the Original Warrants. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact us prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

Certain of the shares of common stock issuable upon exercise thereof, and all of the Additional Shares, will be “restricted securities” which may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. See Section 11: “Resales of Warrant Shares and Additional Shares” above.

The Amended Warrants will contain a lock-up provision that provides that neither the holder nor any of its Affiliates will sell dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions) any of the shares of common stock issuable upon exercise of the Amended Warrants without the prior written consent of the Company for a period of six months after the Expiration Date. In addition, the Company may impose stop-transfer restrictions to enforce these restrictions and place a legend on any certificate representing the shares issued upon exercise of the Amended Warrants.

SECTION 22.	ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Exercise Offer is a part. This Exercise Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the following materials that we have filed with the SEC and are incorporating herein by reference, before making a decision on whether to participate in the Exercise Offer and to exercise the Amended Warrants:

•	our Annual Report on Form 10-K, as amended, for the fiscal year ended May 31, 2018, filed with the SEC on July 27, 2018, as amended on September 28, 2018;

•

our Quarterly Report on Form 10-Q for the fiscal period ended August 31, 2018 filed with the SEC on October 9, 2018, and our Quarterly Report on Form 10-Q for the quarter ended November 30, 2018, filed with the SEC on January 9, 2019 and our Quarterly Report on Form 10-Q for the quarter ended February 28, 2019, filed with the SEC on April 19, 2019;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 15, 2018; and

•

our Current Reports on Form 8-K filed with the SEC on August 13, 2018, August 23, 2018, August 28, 2018 (as amended on August 31, 2018), September 4, 2018, September 12, 2018, September 20, 2018, October 4, 2018, October 12, 2018, October 18, 2018, November 5, 2018, November 9, 2018, November 23, 2018, December 18, 2018, December 26, 2018, January 3, 2019, January 10, 2019, January 18, 2019, January 30, 2019, January 31, 2019, February 8, 2019, February 13, 2019, February 22, 2019, March 20, 2019, April 3, 2019, April 5, 2019, April 17, 2019, May 2, 2019 and May 9, 2019.

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Exercise Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Chief Financial Officer, Michael D. Mulholland, by telephone at (360) 980-8524, by e-mail at tender@cytodyn.com, or by mail or personal delivery service at our corporate address indicated below.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document. The information contained in this Offering Memorandum should be read together with the information contained in the documents to which we have referred you.

Our Board of Directors recognizes that the decision to participate in the Exercise Offer and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Exercise Offer from us is limited to the Offering Materials.

SECTION 23.	INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Exercise Offer, Election Form, and Notice of Withdrawal or other materials, in writing, to the Soliciting Agent at the following address:

Paulson Investment Company, LLC

1720 W Division Street, 3rd Floor

Chicago, IL 60622

Attn: Samantha Kling, Operations Manager

Email: skling@paulsoninvestment.com

Phone: (312) 940-8321

Please direct requests for additional copies of this Exercise Offer, Election Form, and Notice of Withdrawal or other materials, in writing, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: tender@cytodyn.com

Phone: (360) 980-8524